Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Wednesday, April 29, 2015

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES FIRST QUARTER 2015 RESULTS

Highlights:

•	Consolidated revenues decreased 7.9% due to currency and lower unit volume

•	Transition to new Brazil plant major driver of volume decline

•	Lift truck segment gross margin increased to 16.7% from 16.5% despite negative currency

•	Q1 2015 Lift truck segment net income declined to $17.5 million from $22.1 million in Q1 2014

•	Nuvera generated Q1 2015 operating loss of $6.0 million and net loss of $3.6 million

Cleveland, Ohio, April 29, 2015 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $622.3 million and net income of $13.9 million, or $0.85 per diluted share, for the first quarter of 2015 compared with revenues of $676.0 million and net income of $22.1 million, or $1.31 per diluted share, for the first quarter of 2014. Consolidated operating profit was $21.0 million for the first quarter of 2015 compared with $31.6 million for the first quarter of 2014.
EBITDA for the first quarter of 2015 and the trailing twelve months ended March 31, 2015, was $27.7 million and $170.7 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 7.
The Company's cash position was $91.5 million as of March 31, 2015 compared with $111.4 million as of December 31, 2014. Debt as of March 31, 2015 increased to $35.1 million from $31.5 million at December 31, 2014.

Discussion of First Quarter Lift Truck Results
The lift truck business reported net income of $17.5 million and revenues of $621.1 million for the first quarter of 2015, compared with net income of $22.1 million and revenues of $676.0 million for the first quarter of 2014. Lift truck operating profit was $27.0 million for the first quarter of 2015 compared with $31.6 million for the first quarter of 2014.
Lift truck revenues decreased in the first quarter of 2015 compared with the first quarter of 2014 primarily due to unfavorable currency movements of $33.2 million mainly from the continued strengthening of the U.S. dollar against the euro, substantially fewer unit shipments in 2015 primarily due to the planned lower volumes in Brazil following the closure of the old plant and planned slow production ramp up at the new plant, and a slight shift in sales to lower-priced lift trucks in the

Americas. In the first quarter of 2015, worldwide new unit shipments decreased to 19,859 units from 20,641 units in the first quarter of 2014. Excluding Brazil, shipments were slightly higher than in the first quarter of 2014 as a result of higher shipments in North America and an increase in shipments of higher-priced lift trucks in Europe.
First quarter 2015 bookings were 23,700 units, or approximately $517 million, compared with approximately 21,300 units, or approximately $536 million, for the first quarter of 2014. Worldwide backlog was approximately 31,900 units, or approximately $725 million, at March 31, 2015 compared with approximately 28,900 units, or approximately $715 million, at March 31, 2014 and approximately 28,100 units, or approximately $711 million, at December 31, 2014.
Both operating profit and net income for the lift truck business decreased in the first quarter of 2015 compared with the first quarter of 2014 primarily as a result of an $8.0 million decline in gross profit, partially offset by lower selling, general and administrative expenses. A non-cash pre-tax charge of $1.0 million to adjust the Company's interest rate swap agreements to market values also contributed to the decrease in net income.
Gross profit declined primarily as a result of lower unit volumes and unfavorable manufacturing variances in the Americas, driven by the transition from the old plant to the new plant in Brazil, weather-related U.S. plant shutdowns and higher U.S. health care costs during the 2015 first quarter, as well as unfavorable foreign currency movements of $4.1 million pre-tax.  Favorable material costs partially offset the decline in gross profit.
Selling, general and administrative expenses declined mainly as a result of favorable foreign currency movements of $2.6 million pre-tax and lower incentive compensation estimates, of which $1.3 million was related to non-cash equity compensation, compared with the 2014 first quarter. These improvements were offset by $1.0 million of pre-tax expense incurred during the first quarter of 2015 as a result of the move to the new Brazil plant.

Lift Truck Outlook
Although markets were generally stronger than expected in the first quarter of 2015, growth rates for the global lift truck market are expected to decelerate in the remainder of 2015, resulting in nominal growth compared with 2014. In 2015, modest growth is expected in the Western Europe and Middle East and Africa markets. The North America, Latin America, Asia-Pacific and China markets are expected to be relatively flat and declines are expected in the Brazil, Eastern Europe and Japanese markets.
Despite these market conditions, the Company expects a moderate increase in unit shipments and parts volumes. The increase in unit shipments in 2015 is expected to be driven by Europe and North America, with moderate increases in Asia-Pacific. However, due to the production shutdown for the Brazil plant move in the first quarter of 2015 and Brazil's soft economy, full year 2015 unit shipments in Brazil are expected to decline from 2014 levels. In addition, as a result of current currency headwinds and the substantial decline in unit volumes during the first quarter of 2015, and despite the continued execution of the Company's strategic initiatives and anticipated market share gains, revenues are expected to decline modestly in 2015 compared with 2014. Revenues are also expected to be negatively affected by a shift in sales mix to lower-priced lift trucks.
The Company expects material costs in 2015 to be broadly comparable to 2014 but with increasingly favorable downward pressure. Although commodity costs have been declining moderately over the past few quarters and costs are expected to remain stable, these markets, including steel in particular, remain volatile and sensitive to changes in the global economy. The Company will continue to monitor commodity costs, economic conditions, currency movements and the resulting effects on costs and pricing, and will take appropriate pricing actions, if necessary.

After excluding the $17.7 million gain on sale of the Brazil plant realized in 2014, the Company expects the 2015 lift truck segment operating profit to be similar to 2014. As previously projected, substantially lower operating profit is anticipated in the first half of 2015, primarily as a result of the lower operating profit in the first quarter of 2015 resulting from higher costs and manufacturing inefficiencies from the transition to a new plant in Brazil, primarily in the first quarter, and expected lower operating results in Europe in the second quarter driven largely by currency. These declines are expected to be partially offset by improvements in the second half of the year. Overall, anticipated increases in unit shipments and parts sales are expected to be offset by increases in employee-related expenses, including incentive compensation estimates, as well as higher manufacturing and operating costs associated with the transition to the new Brazil plant and the roll out of global manufacturing information technology systems in 2015. Excluding the gain on sale of the Brazil plant, 2015 net income in the lift truck business is expected to decline from 2014, primarily due to the reasons previously highlighted and higher income tax expense resulting from non-recurring tax benefits received in 2014 and a higher effective income tax rate in 2015 compared with 2014 attributable to an anticipated increase in the portion of the Company's income in the Americas operations, which have a higher tax rate.
Full year 2015 lift truck operating profit in the Americas segment, which includes the North America, Latin America and Brazil markets, is expected to be moderately higher in 2015 compared with 2014, excluding the gain on sale of the Brazil facility and despite the Brazil volume decline associated with the plant transition. The first half of the year is expected to be down compared with 2014, mainly as a result of the decline in the first quarter. The new plant in Brazil was officially opened in the early part of April 2015 and is expected to be in full production by the end of the second quarter of 2015. As a result of the completed transition in Brazil and anticipated favorable foreign currency effects at current currency rates in the Americas, improvements in operating profit are expected in the remainder of the year. Lift truck operating profit in the Europe segment, which includes the Middle East and Africa markets, is expected to decrease in 2015 compared with 2014 primarily as a result of substantial unfavorable foreign currency effects at current currency rates and pricing adjustments on certain series of trucks, partially offset by improved volumes. Asia-Pacific operating results are expected to increase compared with 2014 primarily as a result of the anticipated favorable effect of improved pricing and an anticipated increase in unit volumes, despite higher expenses expected from market share gain initiatives.
Cash flow before financing activities in the lift truck business is expected to improve in 2015 compared with 2014 due to moderated working capital requirements.
The Company remains focused on gaining market share over time by implementing its key strategic initiatives: (1) understanding customer needs at the product and aftermarket levels, (2) offering the lowest cost of ownership by utilizing the Company's understanding of customers' major cost drivers and developing solutions that consistently lower cost of ownership and create a differentiated competitive position, (3) enhancing independent distribution, (4) improving the Company's warehouse market position, (5) expanding in Asian markets by offering products aimed at the needs of these markets, enhancing Asia distribution and focusing on strategic alliances with local partners, (6) enhancing its Big Truck market position, (7) strengthening its sales and marketing organization in all geographic regions and (8) commercializing Nuvera’s fuel cell technology.
To meet the specific application needs of its customers, the Company is focusing on developing utility, standard and premium products, or adding enhancements to existing products, to meet customers’ needs. To this end, development programs or enhancements to existing products are underway for its electric-rider, warehouse, internal combustion engine and big truck product lines. In addition, stricter diesel emission regulations for new trucks began to go into effect in 2011 and will be fully in effect by the end of 2015 in certain global markets.  The Company has launched and expects to continue to launch lift truck series over this period that will meet these new emission requirements.
All of these new products and upgraded products are expected to help increase market share, to improve revenues and to enhance operating margins in 2015.
The lift truck business has begun and expects to continue to incur incremental expense as it adds sales and marketing capabilities to help further the lift truck sales opportunities associated with its acquisition of Nuvera. These costs are expected to be small in 2015 but are expected to grow as volume increases toward the end of 2015.

Discussion of First Quarter Nuvera Results
Nuvera was acquired by the Company's operating company, NACCO Materials Handling Group, in December 2014. Nuvera reported a net loss of $3.6 million and revenues of $1.2 million for the first quarter of 2015.

Nuvera Outlook
The Company believes the fuel cell market for lift trucks has significant growth opportunities but further work is needed to commercialize the Nuvera technology. As a result, the Company expects a net loss of approximately $14 to $17 million at its Nuvera business in 2015 as Nuvera focuses on commercializing its fuel cell research and technology and integrating this technology into the Company's lift truck product range. Minimal incremental revenues were realized in the first quarter of 2015 and revenues are expected to be in a similar range in the second and third quarters of 2015, although this could increase as a result of additional PowerTap® sales at approximately $750,000 per unit. Increased incremental revenues are expected to start being realized in the fourth quarter of 2015 as Nuvera expects to commercialize certain products which can be substituted for lead-acid batteries and introduce them to the market at an average selling price of between $17,500 and $35,000 depending upon the model. The Company believes its U.S. customers will qualify for the 30% Fuel Cell Federal Tax Credit which currently expires at the end of 2016 on these units, which would allow the customer to reflect a lower after-tax cost. The Company has an objective of booking approximately 250 PowerEdge® units in 2015 largely in the fourth quarter, as well as additional PowerTap® units. The Company expects to spend cumulatively up to $40 to $50 million of expense over 2015 and the next one to two years, including approximately $24 to $27 million in 2015, for additional research and development to commercialize Nuvera's technology broadly and to reach break-even.
The Company views the purchase of Nuvera as an opportunity to support many of the Company's key strategic initiatives including, in the short-term, meeting customer needs, providing lowest cost of ownership, enhancing its independent distribution and increasing its presence in the warehouse products market. Over the medium-term, Nuvera is expected to support the enhancement of the Company's Big Truck business and help the Company achieve improved revenues in Asia-Pacific. This acquisition also provides the Company with the ability to own, rather than buy, a potential key, long-term strategic component for its lift trucks. It also may provide the Company with the ability to participate actively in the growing fuel cell market and expand the Company's offering of best-in-class energy solutions to customers by integrating fuel cells with lift trucks in a way that is expected to optimize the performance and energy efficiency of the combined system. This, in conjunction with the Company's capability to provide full life cycle maintenance, service and fueling requirements, is expected to provide the Company with an opportunity to meet customers' needs and offer a low overall cost of ownership alternative. Nuvera's PowerTap® hydrogen generator appliance, which makes fuel-cell grade hydrogen, is in commercial production today and is being used on a limited basis. Nuvera will continue to sell the PowerTap® appliances, but will also focus on enhancing its Orion® fuel cell technology, which is expected to be used in its PowerEdge® battery box replacement. The PowerEdge® product is anticipated to be in production and available in late 2015 or early 2016. Nuvera is exploring a number of partnership opportunities which would be incremental to its core operating plan. Nuvera also continues to focus on plans to create an integrated fuel cell power solution to be released in future years. Also, as previously stated, the Company is growing its marketing and sales capabilities to further the Nuvera opportunities.

*****

Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Thursday, April 30, 2015 at 11:00 a.m. eastern time. The call may be accessed by dialing (844) 423-9891 (Toll Free) or (716) 247-5806 (International), Conference ID: 30687978, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 7, 2015. The online archive of the broadcast will be available on the Hyster-Yale website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) the political and economic uncertainties in Eastern Europe and Brazil, (4) customer acceptance of pricing, (5) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (6) exchange rate fluctuations, changes in non-U.S. import tariffs and monetary policies and other changes in the regulatory climate in the non-U.S. countries in which the Company operates and/or sells products, (7) delays in manufacturing and delivery schedules, (8) bankruptcy of or loss of major dealers, retail customers or suppliers, (9) customer acceptance of, changes in the costs of, or delays in the development of new products, (10) introduction of new products by, or more favorable product pricing offered by, competitors, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) changes mandated by federal, state and other regulation, including health, safety or environmental legislation, (14) delays in or increased costs associated with the Brazil plant construction and relocation, (15) the successful commercialization of Nuvera's technology and integration of the acquisition, and (16) the introduction of a more accepted product to the market by a competitor, making the Nuvera technology less marketable.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, through its wholly-owned operating subsidiary, NACCO Materials Handling Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. For more information about Hyster-Yale Materials Handling, Inc. or NACCO Materials Handling Group, Inc., visit the Company's website at www.hyster-yale.com.

*****

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2015	2014
	(In millions, except per share data)

Revenues	$622.3	$676.0
Cost of sales	519.4	564.3
Gross Profit	102.9	111.7
Selling, general and administrative expenses	81.9	80.1
Operating Profit	21.0	31.6
Other (income) expense
Interest expense	1.0	0.9
Income from unconsolidated affiliates	(1.1)	(1.2)
Other	1.4	0.3
Income before Income Taxes	19.7	31.6
Income tax provision	5.7	9.5
Net income attributable to noncontrolling interest	(0.1)	—
Net Income Attributable to Stockholders	$13.9	$22.1

Basic earnings per share	$0.85	$1.32

Diluted earnings per share	$0.85	$1.31

Basic weighted average shares outstanding	16.277	16.770
Diluted weighted average shares outstanding	16.331	16.863

EBITDA RECONCILIATION
	Quarter Ended
	6/30/2014	9/30/2014	12/31/2014	3/31/2015	LTM 3/31/2015
	(In millions)
Net Income Attributable to Stockholders	$32.9	$28.4	$26.4	$13.9	$101.6
Noncontrolling interest income	0.1	0.1	0.2	0.1	0.5
Income tax provision	15.7	8.4	6.3	5.7	36.1
Interest expense	0.8	1.6	0.6	1.0	4.0
Interest income	(0.2)	(0.4)	(0.1)	(0.3)	(1.0)
Depreciation and amortization expense	7.4	7.5	7.3	7.3	29.5
EBITDA*	$56.7	$45.6	$40.7	$27.7	$170.7

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and noncontrolling interest income plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2015	2014
	(In millions)
Revenues
Americas	$415.9	$456.9
Europe	157.6	169.0
Asia-Pacific	47.6	50.1
NMHG	$621.1	$676.0
Nuvera	1.2	—
Total	$622.3	$676.0

Gross profit (loss)
Americas	$67.0	$76.0
Europe	29.8	30.0
Asia-Pacific	6.9	5.7
NMHG	$103.7	$111.7
Nuvera	(0.8)	—
Total	$102.9	$111.7

Operating profit (loss)
Americas	$17.2	$25.7
Europe	8.7	6.3
Asia-Pacific	1.1	(0.4)
NMHG	$27.0	$31.6
Nuvera	(6.0)	—
Total	$21.0	$31.6

Net income (loss) attributable to stockholders
Americas	$9.2	$17.2
Europe	7.3	5.0
Asia-Pacific	1.0	(0.1)
NMHG	$17.5	$22.1
Nuvera	(3.6)	—
Total	$13.9	$22.1

CASH FLOW AND CAPITAL STRUCTURE
	Three Months Ended
	March 31
	2015	2014
	(In millions)
Net cash used for operating activities	$(3.4)	$(16.9)
Net cash used for investing activities	(8.0)	(5.5)
Cash Flow Before Financing Activities	$(11.4)	$(22.4)

	March 31, 2015	December 31, 2014
Cash	$91.5	$111.4
Debt	35.1	31.5
Net Cash	$56.4	$79.9